[LETTERHEAD OF DELOITTE & TOUCHE LLP]

September 13, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Reading International Inc.’s Form 8-K dated September 13, 2011, and have the following comments:

1.  We agree with the statements made in the first, second, third, and fifth paragraphs of Item 4.01 in regard to changes in registrant’s certifying accountant.

2.  We have no basis on which to agree or disagree with the statements made in the fourth paragraph of Item 4.01 in regard to changes in registrant’s certifying accountant.

Yours truly,

/s/ Deloitte & Touche LLP